Exhibit 10.2

Execution Copy

SETTLEMENT, RELEASE, COVENANT NOT

TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

WHEREAS, ANDREW BANHIDI, individually and on behalf of all his successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as “Banhidi”), and INSTINET GROUP INCORPORATED, on behalf of its parents, subsidiaries divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as “Instinet”), have reached agreement with respect to all matters arising out of Banhidi’s employment with Instinet and the termination thereof;

NOW, THEREFORE, in consideration of the mutual convenants and undertakings set forth herein, Banhidi and Instinet agree as follows:

1. Termination of Employment. By mutual agreement between the parties, Banhidi’s employment with Instinet shall terminate on August 1, 2005 (“Termination Date”). Through the Termination Date, Instinet will continue to pay Banhidi at his current base salary of $350,000 per annum, with continuation of Instinet’s benefit programs through such date.

2. Separation Payments and Benefits. Instinet will pay Banhidi the amounts described below, subject to the provisions of this Agreement. The payments to be provided by this paragraph are in place of, and not in addition to, payments Banhidi would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.

(a) Severance Payments. Banhidi will be entitled to receive severance payments for an 18 month period (the “Severance Period”) at the rate of $350,000 per annum from the Termination Date through February 1, 2007. During the Severance Period, Banhidi will be eligible to continue his current health and dental coverage for himself and his family, but will not be eligible for life insurance, 401(k) contributions, long-term disability insurance or any other perquisites or benefits.

(b) Pro Rata Bonus. Within five business days following the date (the “Bonus Payment Date”) annual bonuses for such fiscal year are actually paid by Instinet to its active employees, but in no event later than February 28, 2006, Instinet will pay Banhidi $758,630 as his pro rata bonus for fiscal year 2005.

(c) 150% of Average Annual Bonus. Instinet agrees to pay Banhidi two equal installments of $975,000 each, the first such installment to be paid in February 2006 and the second such installment to be paid in February 2007.

3. Return of Instinet Property. Banhidi agrees to return to Instinet by no later than the Termination Date, any and all property (including but not limited to files, records, computer software, computer access codes, home computers, laptop computers, pagers, Palm Pilots, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof, except that Instinet agrees to transfer to Banhidi all rights to his Blackberry from the Termination Date. Banhidi will be responsible for all costs relating to the Blackberry from August 2, 2005 forward.

4. Outplacement Services. At the request of Banhidi, Instinet will make available executive outplacement services to Banhidi, to be provided by an outplacement firm to be selected by Instinet, for a period of up to three months. These services will include the provision of an office and telephone for Banhidi to use during the outplacement period.

5. Instinet Options and Performance Shares. Banhidi agrees that any options awarded to him under Instinet 2000 Stock Option Plan (the “Option Plan”) and any performance shares awarded him under the Instinet 2004 Performance Share Plan (the “Performance Share Plan”) will be treated as provided in the Option Plan and the Performance Share Plan.

6. Full Satisfaction. Banhidi, by entering into this Agreement, accepts the benefits to be conferred on him hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement, including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers’ compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as “employment relations laws”) as well as any claims arising from tort, tortious course of conduct, contract (including without limitation any claims arising under Banhidi’s Employment Agreement dated November 1, 2003, any offer letter or secondment letter), obligations of “good faith,” public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys’ fees and costs.

7. Releases.

(A) In consideration of the covenants and undertakings above, Banhidi releases and discharges Instinet from any and all liability, and waives any and all rights of any kind and description that he has or may have against Instinet as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract (including without limitation any claims arising under Banhidi’s Employment Agreement dated November 1, 2003, any offer letter or secondment letter), public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys’ fees and costs. The foregoing notwithstanding, Banhidi’s release and waiver do not apply to: (a) his rights arising out of this Agreement; (b) any rights that Banhidi and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any accrued and vested payouts or benefits under Instinet qualified benefit plans; or (d) any rights that Banhidi may have to indemnification under Instinet’s general corporate indemnity for acts undertaken by Banhidi within the scope of his duties while employed at Instinet.

(B) Instinet releases and discharges Banhidi from any and all liability, and waives any and all rights of any kind and description that it has or may have against Banhidi as of the date of this Agreement, regarding which Instinet has actual knowledge or should have had knowledge, other than rights under this Agreement or arising as a result of any criminal act of Banhidi.

8. Non-Competition Covenant. Banhidi agrees that he will not, through February 1, 2006, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any direct market access (“DMA”) broker-dealer or technology vendor (including but not limited to ITG, E*Trade Institutional, Lava Trading, Sonic Financial Technologies, Liquidnet, DEx unit of BNY Brokerage, AES unit of CSFB, DMA unit of BancAmerica Securities, etc.) in the United States. For these purposes, DMA broker-dealers or technology vendors are those that offer a technology-enhanced consolidated point of entry to electronically and automatically route securities orders to market destinations and pools of liquidity. This Section shall not, however, prevent or restrict Banhidi from being employed by an entity that conducts such DMA business, provided that Banhidi is not personally involved in the day-to-day activities of such entity in DMA business.

9. Non-Solicitation Covenant. Banhidi further agrees that he will not (i) through August 1, 2006, directly or indirectly solicit any employee of Instinet to leave the employ of Instinet, or otherwise interfere with the relationship of Instinet or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for Instinet or any of its Affiliates at any time during which Banhidi was employed by Instinet; or (ii) through August 1, 2006, directly or indirectly solicit or initiate contact with any Instinet client to transact with any other company business in which Instinet is engaged, including but not limited to institutional equities, order-matching, clearing and after-hours trading, or to reduce or refrain from doing any business with Instinet. The term “client” means any client of Instinet with whom Banhidi had personal contact, or for whom he personally transacted business, or whose identity became known to him in connection with his relationship with or employment by Instinet.

10. Non-Disparagement. Banhidi and Instinet each agree that except, for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid Subpoena or Court Order, neither will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

11. Unauthorized Disclosure. Without the prior written consent of Instinet, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Banhidi shall use his best efforts to consult with Instinet prior to responding to any such order or subpoena, Banhidi shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Instinet or any of its Affiliates or (b) that Instinet or any of its Affiliates may receive belonging to suppliers, customers or others who do business with Instinet or any of its Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Banhidi’s breach of this Section).

The parties further agree that the terms of this Agreement, and the negotiations leading up to it shall not be disclosed by the parties to any person, other than in a proceeding to enforce the terms of this Agreement or pursuant to valid subpoena or court order, with the exception of the parties’ lawyers, accountants, tax preparers and, with respect to Banhidi, his immediate family, provided that the parties inform any such persons that they must not disclose the same to any person and they agree to that condition. In response to any inquiry from third parties, the parties and their attorneys may state only that the parties have resolved the matter.

12. Rights To Intellectual Property. Banhidi acknowledges and agrees that Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs, works of authorship, writings (whether or not copyrightable), inventions (whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Banhidi developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the “Instinet Intellectual Property”). All Instinet Intellectual Property is deemed to be “work made for hire”pursuant to the United States Copyright Act of 1976 (the “Act”) and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a “work made for hire” within the meaning of the Act, the provisions of this section will still control and, for the consideration set forth herein, Banhidi hereby irrevocably and absolutely assigns, sets over and grants to Instinet the Instinet Intellectual Property and all of his rights therein. Banhidi further agrees to deliver or execute such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

13. Reemployment or Reinstatement. Banhidi agrees not to seek reinstatement or reemployment with Instinet, and hereby waives any rights that may accrue to his from any rejection of any application for employment with Instinet that he may make.

14. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

15. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Banhidi and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Banhidi and Instinet. This Agreement has been entered into by Banhidi and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

16. Injunctive Relief. Banhidi acknowledges that a violation on Banhidi’s part of this Agreement, including in particular violation of the provisions of paragraphs 8, 9, 10 and 11 would cause irreparable damage to Instinet. Accordingly, Banhidi agrees that Instinet is entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

17. Change in Control. Instinet agrees that, should it experience a Change in Control (as defined herein), it will undertake to ensure that any successor entity shall become legally responsible for Instinet’s obligations hereunder. Should Instinet fail to ensure that the successor entity will assume Instinet’s obligations hereunder, within 30 days of the event constituting a Change of Control, then all remaining compensation obligations owed to Banhidi by Instinet shall become immediately due and payable. For purposes of this paragraph, “Change in Control” shall mean: (i) an acquisition in open market purchases of Instinet Common Stock by a third party of the greater of 30% or the percentage then owned in aggregate by Reuters and its controlled affiliates; (ii) a merger or similar combination following which Instinet’s shareholders prior to the merger are no longer in control of the surviving entity; and/or (iii) a sale of substantially all of Instinet’s assets or a liquidation of Instinet.

18. Breach of Agreement. Banhidi agrees that, without limiting Instinet’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, Instinet shall not be required to make any further payments to Banhidi pursuant to this Agreement and that Instinet shall be entitled to recover all payments already made by it (including interest thereon), in addition to all damages, attorney’s fees and costs, Instinet incurs in connection with the Banhidi’s proven breach of this Agreement. Banhidi further agrees that Instinet shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his proven violation or breach of any provision of this Agreement shall forever release and discharge Instinet from the performance of its obligations arising from the Agreement.

19. Attorney Fees. The parties agree that, in any suit brought by either party for breach of this Agreement by the other, the non-prevailing party will be liable for the reasonable attorneys fees of the prevailing party.

20. Execution.

a. Banhidi acknowledges that he has had up to forty-five (45) days from his receipt of this document to review it. Upon execution, Banhidi or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Banhidi.

b. Following his signing of the Agreement, Banhidi has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the “Revocation Period”). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Banhidi signs this Agreement to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, NY 10036. If Banhidi does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Banhidi gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

21. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. An action for breach of this Agreement may be brought in any court of competent jurisdiction located in New York.

22. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this 27th day of July, 2005.

ANDREW BANHIDI	INSTINET GROUP INCORPORATED

/s/ Andrew Banhidi	By:	/s/ Alexander Goor
	Name:	Alexander Goor
	Title:	Co-President

STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW: INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

ANDREW BANHIDI

Signed:	/s/ Andrew Banhidi

THIS IS A RELEASE. READ CAREFULLY BEFORE SIGNING.

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